Exhibit 10.1

SECOND AMENDMENT

To

EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Second Amendment”) is entered into effective as of January 30, 2013, by and between Piper Jaffray Companies, a Delaware corporation (the “Company”), and Brien M. O’Brien, a resident of the State of Illinois (“Employee”).

WHEREAS, the Company and Employee previously have entered into that certain Employment Agreement, as amended by that certain First Amendment to Employment Agreement, the “Employment Agreement”);

WHEREAS, the Company and Employee have mutually agreed to further amend the Employment Agreement as set forth in this Second Amendment; and

WHEREAS, both the Company and Employee have been represented by counsel for purposes of the negotiation of this Second Amendment, and the Company and Employee each hereby acknowledge and agree that the negotiation has been at arms-length, and that neither this Second Amendment nor any of the negotiated terms herein constitute a basis for Employee to terminate for “Good Reason” as defined in Section 2.4 of the Employment Agreement, including but not limited to, subdivisions (i) and (ii) thereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and Employee do hereby mutually agree as follows:

1.	Defined Terms – General. All capitalized terms used but not defined in this Second Amendment have the meanings given them in the Employment Agreement. All references in the Employment Agreement to “this Agreement” mean the Employment Agreement as amended by this Second Amendment.

2.	Effect of Employment Agreement. Except as modified by this Second Amendment, the Employment Agreement remains in full force and effect, without change.

3.	Amendment to Employment Section.

Continued Employment. Section 1.1 of the Employment Agreement is hereby amended to read in its entirety as follows:

“The Company agrees to continue to employ Employee as Chairman and Chief Executive Officer of ARI and Head of Asset Management of the Company through December 31, 2013, and then as Chairman of ARI from January 1, 2014 through the Expiration of the Term of this Agreement. Effective January 1, 2014, there will be a new Chief Executive Officer of ARI and Head of Asset Management of the Company.”

Duties of Employee. The first paragraph of Section 1.2 of the Employment Agreement is hereby amended to read in its entirety as follows:

“Subject to this Agreement, during 2013, while serving as Chairman and CEO of ARI and Head of Asset Management of the Company, the Employee shall be the senior most executive associated with the Business and, in such capacity, shall be responsible for managing the day-to-day operations of the Business and shall report directly and exclusively to the Company’s chief executive officer. Throughout

2013, Employee will be reasonably cooperative in developing the successor candidate for the role of CEO of ARI and Head of Asset Management of the Company and assisting with his transition such that the CEO function is transitioned to the successor candidate effective January 1, 2014. Employee shall perform those additional duties from time to time designated by the Company’s chief executive officer, and such additional duties shall be generally consistent with the duties customarily performed by individuals acting in a like capacity. In his role as Chairman of ARI in 2014 and during the remainder of the Term, Employee will focus on ARI’s retention of clients (including those clients for whom he has been the principal point of contact), new business development for ARI and serving as an advisor to the ARI research staff.

4.	Adjustment to Term of Agreement Section.

Term; Notice of Early Termination. The first sentence of Section 2.1 of the Employment Agreement is hereby amended to read in its entirety as follows:

“This Agreement is effective as of the date first above written (the “Effective Date”) and will continue in effect until January 1, 2018 (the “Expiration Date”), unless earlier terminated pursuant to the terms and conditions of this Agreement.”

Termination by Employee for Good Reason. Subdivision (i) of Employment Agreement is hereby amended to read in its entirety as follows:

Good Reason means (i) any material adverse and actual change during the Term to Employee’s job title, primary job duties, base salary compensation or the methodology used to determine the Quarterly Performance-Based Compensation Opportunity and Annual Performance Based Compensation Opportunity as set forth in Sections 3.2 and 3.3, except as specifically contemplated by Section 1.2; (ii) any material actions taken by the Company that directly and adversely impact Employee’s ability to generate EBITDA as defined in Section 3.3 (including without limitation any material actions taken by the Company, without Employee’s consent, to move any asset management business outside of the Business, that directly reduces the size of the Business), (iii) any relocation of the Employee’s assigned workplace more than fifteen (15) miles from the Company’s current workplace, or (iv) any material breach of Sections 3 or 6. Employee must provide written notice of his intention to resign for Good Reason, the basis of his decision and not less than a 15-day opportunity for the Company to cure what Employee perceives trigger his right to resign with Good Reason.

5.	Adjustment to Compensation Section.

Base Salary and Other Compensation. Section 3.1 of the Employment Agreement is hereby amended to read in its entirety as follows:

“Employee will receive an annual base salary of $975,000 prorated and paid on a monthly basis, beginning as of the Effective Date and continuing until December 31, 2013. Effective January 1, 2014, Employee will receive an annual base salary of $550,000 prorated and paid on a monthly basis through December 31, 2014. Effective January 1, 2015, Employee will receive an annual base salary of $1,500,000 prorated and paid on a monthly basis through the Expiration Date. Employee will not be entitled to participate in any incentive, equity award or other compensation plans or programs offered or available to other executives or employees of the Company, except as described in Sections 3.2, 3.3 and 6 or upon a recommendation of the Company’s chief executive officer that is approved as may be required by the Compensation Committee of the Company’s Board of Directors.”

Quarterly Performance-Based Compensation Opportunity. The heading of and the first sentence of Section 3.2 of the Employment Agreement are hereby amended to read in their entirety as follows:

““Quarterly Performance-Based Compensation Opportunity Through 2014”

Subject to the Company’s obligation to make the pro-rated payment described in Section 2.3, for each fiscal quarter of the Company, beginning with the fiscal quarter ending March 31, 2012, that is completed before December 31, 2014, Employee will receive a cash payment from the Company equal to 11% of Asset Management EBITDA (as hereinafter defined) for the applicable period.”

Annual Performance-Based Compensation Opportunity. The heading of and the first sentence of Section 3.3 of the Employment Agreement are hereby amended to read in their entirety as follows:

““Annual Performance-Based Compensation Opportunity Through 2014”

For each fiscal year of the Company, beginning with the fiscal year ending December 31, 2012, that is completed before December 31, 2014, (i) if total Asset Management EBITDA exceeds $30,000,000 but is less than or equal to $47,000,000 for the applicable fiscal year, then Employee will receive an additional cash payment equal to 7.5% of the (x) Asset Management EBITDA for the fiscal year less (y) $30,000,000; and (ii) if total Asset Management EBITDA exceeds $47,000,000 for the applicable fiscal year, then in addition to the 7.5% payout of EBITDA between $30,000,000 and $47,000,000 described in subdivision (i), Employee will receive a cash payment equal to 9% of the (x) Asset Management EBITDA for the fiscal year less (y) $47,000,000.”

Additional Compensation for Calendar Years 2015, 2016 and 2017. The Employment Agreement is hereby amended to add a new Section 3.4 with the preceding header to read as follows:

“You will be eligible for a discretionary bonus in an amount to be determined by Piper Jaffray’s CEO and ARI’s CEO for each of calendar years 2015, 2016 and 2017.”

Determination of Asset Management EBITDA. The Employment Agreement is hereby amended so that what previously was Section 3.4 will change to 3.5, and the following language will be added as a new subdivision (e) and (f) of Section 3.5:

(e) “The Long-Term Incentive Plan (“LTIP”) contribution for ARI employees for calendar years 2012, 2013 and 2014.”

(f) “All goodwill charges or impairmant charges incurred in connection with FAMCO, including in connection with the sale of that business.”

IN WITNESS WHEREOF, Employee and the Company have caused this Second Amendment to be executed and delivered as of the date first written above.

EMPLOYEE

/s/ Brien O’Brien

PIPER JAFFRAY COMPANIES

By	Andrew S. Duff
Its Chairman and Chief Executive Officer

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